Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 1, 2014, relating to the consolidated financial statements and financial statement schedule of Rofin-Sinar Technologies, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rofin-Sinar Technologies, Inc. for the year ended September 30, 2014.

/s/ DELOITTE & TOUCHE LLP

Detroit, MI
June 26, 2015